

                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                                                    Washington, D. C. 20549

                                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(   ) Check here if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).
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|                                                     |                                       |                                    |
|1 Name and Address of Reporting Person *             |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of Reporting         |
|                                                     |                                       | Person(s) to Issuer                |
|  Gilley     W. Michael                              |Boddie-Noell Properties, Inc. BNP      |       (Check All Applicable)       |
|                                                     |---------------------------------------| ( X ) Director      (   ) 10% Owner|
| (Last)               (First)                (Middle)|3 IRS or Social  |4 Statement for      | (   ) Officer       (   ) Other    |
|                                                     | Security Number | Month/Year          | (Give Title below)  (Specify below)|
|  3535 University Drive                              | of Reporting    |                     |                                    |
|                    (Street 1)                       | Person          |              11/98  |                                    |
|                                                     |   (Voluntary)   |---------------------|------------------------------------|
|                                                     |                 |5 If Amendment,      |7 Individual or Joint/Group Filing  |
|                    (Street 2)                       |                 | Date of Original    |       (Check Applicable)           |
|                                                     |                 |     (Month/Year)    | Form filed by:                     |
|  Dallas     TX  75205                               |                 |                     |  (X) One Reporting Person          |
| (City)                              (State)   (Zip) |                 |                     |  ( ) More Than One Reporting Person|
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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|1 Title of Security             |2 Trans- |3 Trans-  |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of Indirect    |
|  (Instruction 3)               | action  | action   | (A) or Disposed of (D) | Securities   | Form:     | Beneficial Ownership   |
|                                | Date    | Code     | (Instructions 3, 4, 5) | Beneficially | Direct(D) |    (Instruction 4)     |
|                                | (Month/ | (Instr 8)|------------------------| Owned at     |    or     |                        |
|                                |  Day)   |----------|  Amount   |(A)| Price  | End of Month |Indirect(I)|                        |
|                                |  Year)  | Code | V |           |(D)|        |(Instrs 3, 4) | (Instr 4) |                        |
|--------------------------------|---------|------|---|-----------|---|--------|--------------|-----------|------------------------|
|  Common Stock, $0.01 par value |  11/4/98|  P   |   |      1,600|  A|  11.125|        20,000|     I     |Owned by Trust, of which|
|                                |         |      |   |           |   |        |              |           | Mr. Gilley is a Co-Trus|
|                                |         |      |   |           |   |        |              |           |tee (2)                 |
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|  Common Stock, $0.01 par value |         |      |   |           |   |        |         5,000|     D     |                        |
|                                |         |      |   |           |   |        |              |           |                        |
|                                |         |      |   |           |   |        |              |           |                        |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-96)



                                                             FORM 4 (Continued)
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                            Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (Puts, Calls, Warrants, Options, Convertible Securities)
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|            |        |        |        |                 |                 |                  |        |        |       |         |
|1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature|
| Derivative | ver-   | action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-|ership:| of      |
| Security   | sion   | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Direct |Indirect |
| (Instr 3)  | or     | (Month/| (Instr | Acquired (A) or | (Month/Day/Year)|(Instructions 3,4)| vative |Secur-  |(D) or |Ownership|
|            | Exer-  | Day/   |   8)   | Disposed of (D) |-----------------|------------------| Sec-   |ties    |Indi-  |(Instr 4)|
|            | cise   | Year)  |        |(Instrs 3, 4, 5) | Date   | Expir- |         |Amount  | urity  |Owned at|rect(I)|         |
|            | Price  |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- |(Instr  |End of  |(Instr |         |
|            |        |        |Code| V |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   |Month   |   4)  |         |
|            |        |        |    |   |        |        |        |        |         |Shares  |        |(Instr4)|       |         |
|------------|--------|--------|----|---|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------|
|Units (1)   |        |        |    |   |        |        |        |        |         |        |        | 193,565|   D   |         |
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Explanation of Responses:
     (1) The issuer of the Common Stock is Boddie-Noell Properties, Inc. (the "Company"), the sole genera
     l partner of Boddie-Noell Properties Limited Partnership (the "Partnership").  Units of limited part nership interest of the Partnership are redeemable for an equal number of shares of Common Stock, or at the election of the Company, cash equal to the fair market value of such shares.
(2) Reporting
     person disclaims beneficial ownership.


                                                                              W. Michael Gilley                           12/9/98
                                                                            _____________________________________        ___________
                                                                              **  Signature of Reporting Person             Date

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.                                                    SEC 1474 (7-96)